Exhibit 4.37

SECURED CREDIT AGREEMENT

THIS SECURED CREDIT AGREEMENT, dated as of December 29, 2014 (the “Effective Date”) is by and between Exquisite Marine Ltd., a company organized in the British Virgin Islands with its registered office at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (the “Borrower”), and Ctrip Investment Holding Ltd, a company organized in British Virgin Islands with its registered office at Floor 4, Willow House, Cricket Square, PO Box 2804, Grand Cayman KY1-1112, Cayman Islands (together with its permitted assigns, the “Lender”).

RECITALS:

WHEREAS, the Borrower has requested the Lender to extend credit in the form of a Loan on the Closing Date in an aggregate principal amount not to exceed $80,000,000;

WHEREAS, SkySea Holding International Ltd., a company organized in the British Virgin Islands with its registered office at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (the “Guarantor”), owns one hundred percent (100%) of the outstanding equity of the Borrower and is willing to guarantee the Borrower’s obligations hereunder pursuant to the Guarantee;

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend the Loan to the Borrower;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1                  Defined Terms.

The following terms when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means, on any date, this Secured Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Jurisdiction” means any jurisdiction under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Authorized Officer” means those officers of the Borrower or the Guarantor, as applicable, authorized to act with respect to the Loan Documents to which it is a party and whose signatures and incumbency shall have been certified to the Lender by any one director (or a duly authorised attorney-in-fact acting on behalf) of the Borrower or the Guarantor, as applicable.

“Borrower” is defined in the preamble.

“Borrowing and Instruction Notice” is defined in Section 2.2.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Shanghai.

“Capital Lease Obligations” means obligations of any Person or any Subsidiary of such Person under any leasing or similar arrangement which, in accordance with United States generally accepted accounting standards, would be classified as finance leases.

“Closing Date” is defined in Section 5.1 and is not to be later than December 31st, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coordination Deed” means the coordination deed dated December 29, 2014 between the Borrower, the Guarantor, the Lender and RCL.

“Covered Taxes” is defined in Section 4.1.

“Ctrip HK” means Ctrip.com (Hong Kong) Limited

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” means the lawful currency of the United States of America.

“Effective Date” is defined in the preamble.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Event of Default” is defined in Section 8.1.

“Existing Loan Agreement” is defined in Section 4.3

“Existing Vessel” means that passenger cruise vessel currently known as the “CELEBRITY CENTURY” owned by the Borrower.

“Existing Vessel Assignment” means the deed of assignment of the insurances of the Existing Vessel and entered into by the Borrower and Ctrip in favor of the Mortgagee, in such form as the Mortgagee may require.

“Existing Vessel Mortgage” means the first priority Maltese law mortgage of the Existing Vessel dated the Closing Date and executed by the Borrower in favor of the Mortgagee, to secure its obligations under this Agreement and the RCL Loan Agreement, in such form as the Mortgagee may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements (together with any law implementing such agreements) entered into in connection with the implementation of such sections of the Code.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means, with respect to any Person, any annual fiscal reporting period of such Person.

“Government-related Obligations” means obligations of any Person or any Subsidiary of such Person under, or Indebtedness incurred by such Person or any Subsidiary of such Person to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable such Person and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on such Person or any Subsidiary of such Person.

“Guarantee” means the Guarantee by the Guarantor of the Borrower’s obligations under this Agreement, in such form as the Lender may require.

“Guarantor” is defined in the second recital.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Indebtedness” means, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) Hedging Instruments.

“Indemnified Liabilities” is defined in Section 10.5.

“Indemnified Parties” is defined in Section 10.5.

“Initial Interest Period” means the period beginning on (and including) the Closing Date and ending on (and including), January 2, 2016.

“Interest Payment Date” means any date on which interest is payable with respect to the Loan or any part thereof pursuant to Section 3.2.3.

“Interest Period” means (i) the Initial Interest Period and (ii) for each period subsequent to such Initial Interest Period, successive periods of one year; provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day.

“Lender” is defined in the preamble.

“Letter of Termination” means that letter of termination dated on or about the date hereof entered into by the Guarantor and Ctrip HK, providing for the early repayment of the outstanding principal amount under the Existing Loan Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means a Loan by the Lender to the Borrower as provided in Section 2.1.

“Loan Documents” means this Agreement, the Guarantee, the Security Documents and the Coordination Deed.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole or (b) the ability of the Borrower or the Guarantor to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 6.8.

“Mortgagee” means RCL, in its capacity as security trustee for each of RCL and the Lender, together with its successors in such capacity.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and the other Loan Documents.

“Organic Documents” means, relative to any Person, its certificate of incorporation and its by-laws or similar organizational documents.

“Other Taxes” is defined in Section 4.1.

“Prepayment Event” is defined in Section 9.1.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Rate” means, initially, 3% per annum.  However, prior to each anniversary of the Closing Date, the Borrower and the Lender shall review and adjust the then current Rate to reflect then current market interest rates, it being agreed that the Rate shall be increased by a minimum of 50 basis points every two years.  Each adjustment of the Rate in accordance with this provision shall be memorialized by a written instrument signed by both the Borrower and the Lender, which instrument shall be incorporated as an addendum to this Agreement.

“RCL” means Royal Caribbean Cruises Ltd.

RCL Debt” means that certain loan made by RCL to the Borrower in the amount of $80,000,000 under a loan agreement dated December 29, 2014 (the “RCL Loan Agreement”).

“Security Documents” means the Existing Vessel Mortgage and the Existing Vessel Assignment.

“Stated Maturity Date” means January 2, 2030.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Vessel” means a passenger cruise vessel owned by the Guarantor or one of its Subsidiaries, including the Borrower.

SECTION 1.2                  Use of Defined Terms

Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in each Borrowing and Instruction Notice, notice and other communication delivered from time to time in connection with this Agreement or the other Loan Documents.

SECTION 1.3                  Cross-References

Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4                  Accounting and Financial Determinations

Unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies).

SECTION 1.5                  References to other agreements

Unless a contrary intention appears, any reference in this Agreement to a Loan Document or any other agreement or instrument is a reference to that Loan Document to other agreement or instrument as amended, supplemented, extended or restated.

SECTION 1.6                  Security Trustee

The Lender hereby confirms that, pursuant to the Coordination Deed, it has appointed, on behalf of itself and its successors and assigns hereunder, Royal Caribbean Cruises Ltd. (together with its successors in such capacity) as security trustee for the benefit of Royal Caribbean Cruises Ltd and of Ctrip Investment Holding Ltd of the British Virgin Islands for the purposes of the Civil Code (Chapter 16 Laws of Malta), the Merchant Shipping Act (Chapter 234 Laws of Malta) and the laws of Malta generally under and in connection with the registration of the Existing Vessel Mortgage.

ARTICLE II
COMMITMENTS, BORROWING PROCEDURES

SECTION 2.1                  The Loan

The Lender agrees, on the terms and conditions hereinafter set forth, to make a Loan to the Borrower on the Closing Date in an aggregate amount not to exceed $80,000,000.  Amounts borrowed pursuant to this Section 2.1 and repaid or prepaid may not be reborrowed under this Agreement.

SECTION 2.2                  Borrowing Procedure

(a)         The Loan shall be made on written notice by the Borrower to the Lender in the form attached hereto as Appendix A (the “Borrowing and Instruction Notice”) given no later than 5:00 p.m. New York time on the third Business Day prior to the date of the funding of the Loan.  Subject to the Lender’s receipt of the Borrowing and Instruction Notice, and the satisfaction of the other conditions set forth in this Agreement, the Lender shall, without any set-off or counterclaim, make the Loan funds available to the Borrower at the account specified in accordance with Section 4.3 and set forth in the Borrowing and Instruction Notice, given before 5:00 p.m. New York time on the date of the Loan.  In the event the Borrower revokes the Borrowing and Instruction Notice or delays the drawing of the Loan from the date specified in the Borrowing and Instruction Notice, the Borrower shall reimburse the Lender for any interest charges or breakage fees incurred by the Lender in connection with the cancelled or delayed drawdown.  The parties acknowledge and agree that the Borrower shall borrow $80,000,000 under this Agreement and $80,000,000 under the RCL Loan Agreement concurrently at the time all obligations under the Existing Loan Agreement are discharged.

(b)         Only one Loan may be requested in the Borrowing and Instruction Notice.

(c)          The currency specified in the Borrowing and Instruction Notice shall be Dollars.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1                  Repayments and Prepayments

Section 3.1.1                          Amortization.The Borrower shall repay the outstanding principal amount of the Loan in accordance with the following schedule:

Repayment Date	Amount of Prepayment (Dollars)

January 2, 2021	$8,000,000

January 2, 2022	$8,000,000

January 2, 2023	$8,000,000

January 2, 2024	$8,000,000

January 2, 2025	$8,000,000

January 2, 2026	$8,000,000

January 2, 2027	$8,000,000

January 2, 2028	$8,000,000

January 2, 2029	$8,000,000

January 2, 2030	$8,000,000

Section 3.1.2                          Prepayment and acceleration.In addition, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan upon no less than two Business Days prior written notice to the Lender.  Upon any acceleration of the Stated Maturity Date of the Loan pursuant to Section 8.2 or the mandatory repayment of the Loan pursuant to Section 9.2, the Borrower shall immediately repay the Loan. Each prepayment or repayment of the Loan made pursuant to this Section shall be without premium or penalty and shall be accompanied by accrued interest and, in respect of a voluntary prepayment under this Section 3.1.2, such prepayment shall be applied in inverse order against the then remaining repayment instalments.

SECTION 3.2                  Interest Provisions

Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.2.

Section 3.2.1                          Rates Payable by the Borrower

(a)         The Borrower shall pay interest on the outstanding principal amount of the Loan at a rate per annum during each Interest Period equal to the Rate then currently in effect.

(b)         The Loan shall bear interest from and including the first day of the applicable Interest Period to (and including) the last day of such Interest Period at the Rate.

(c)          All interest hereunder shall be computed on the basis of a year of 360 days, shall accrue from day to day and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.2.2                          Post-Maturity Rates

After the date any principal amount of the Loan is due and payable (whether on the maturity, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum to be equal to the sum of (a) the Rate plus (b) 2% per annum.

Section 3.2.3                          Payment Dates

Interest accrued on the Loan shall be payable, without duplication:

(a)         on the Stated Maturity Date;

(b)         on the date of any payment or prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so paid or prepaid);

(c)          on the last day of each Interest Period; and

(d)         immediately upon the acceleration of the Stated Maturity Date pursuant to Section 8.2 or a mandatory repayment pursuant to Section 9.2.

Interest accrued on the Loan or other monetary Obligations of the Borrower arising under this Agreement after the date such amount is due and payable (whether on maturity, upon acceleration or otherwise) shall be payable upon demand of the Lender.

ARTICLE IV
CERTAIN OTHER PROVISIONS

SECTION 4.1                  Taxes

All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than (i) any taxes imposed on or measured by the Lender’s overall net income and franchise taxes imposed on the Lender (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement or any other Loan Document) or having its principal office in such jurisdiction and (ii) any withholding taxes imposed under FATCA (“Covered Taxes”).

In the event that any withholding or deduction from any sum payable under this Agreement or any other Loan Document is required in respect of any Covered Taxes or any tax is assessed on the Lender by reference to any amount received or receivable under this Agreement or any other Loan Document pursuant to any applicable law, rule or regulation, then the following shall apply:

(a)                                 The Borrower shall pay directly to the relevant authority the full amount required to be so withheld or deducted.

(b)                                 The Borrower shall promptly (and in any event within thirty (30) days of such payment) deliver to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority.

(c)                                  The Borrower shall pay to the Lender, together with such payment, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such taxes shall equal the amount the Lender would have received had no such taxes been asserted.

In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or any other documents to be delivered hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

If the Borrower fails to pay any Covered Taxes or Other Taxes when due to the appropriate taxing authority (or, as applicable, the Lender) or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental withholding taxes, Other Taxes, interest or penalties or expenses that may become payable by the Lender as a result of any such failure (except to the extent that such amount becomes payable as a result of the failure of the Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes or Other Taxes).

In the event any payments required to be made by the Borrower pursuant to this Section exceed $100,000 in the aggregate, the parties will use commercial best efforts to restructure the Loan to the extent such restructuring would eliminate such payments or reduce the amount thereof below such threshold (so long as the Lender would not thereby incur any material loss)..

SECTION 4.2                  Payments, Computations, etc.

Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement shall be made by the Borrower to the Lender without setoff, deduction or counterclaim, not later than 12:00 p.m, New York time, on the date due, in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day.  All interest and fees shall accrue from day to day and be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the Business Day preceding the first Business Day of such calendar month) and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.3                  Use of Proceeds

The proceeds of the Loan shall be paid directly to Ctrip HK in accordance with instructions heretofore provided by the Borrower.  Such payment shall constitute (a) the reduction by $80,000,000 in the intercompany receivable owing by the Borrower to the Guarantor and (b) the payment by the Guarantor of $80,000,000 of the outstanding principal amount of the loan under the loan agreement between Ctrip HK and the Guarantor (the “Existing Loan Agreement”).

SECTION 4.4                  Setoff

In addition to and without limitation on any other rights of the Lender under any applicable laws, it is hereby agreed that upon and during the continuance of any Event of Default or Prepayment Event, the Lender shall have the right to offset and apply any indebtedness from the Lender (in whatever capacity) to the Borrower against, and in pro tanto satisfaction of, the monetary Obligations of the Borrower hereunder.  All amounts so obtained by the Lender shall first be applied to amounts owing other than interest and principal, second to accrued and unpaid interest and third to the principal balance of the Loan.

ARTICLE V
CONDITIONS TO CLOSING

SECTION 5.1                  Conditions Precedent to Funding of the Loan

The obligation of the Lender to fund the Loan in accordance with Article II shall be effective on and only as of the first date (the “Closing Date”) on which each of the conditions precedent set forth in this Section 5.1 shall have been satisfied.

Section 5.1.1                          Resolutions, etc.  The Lender shall have received from each of the Borrower and the Guarantor a certificate, dated the Effective Date (and signed by any one of its directors) as to the incumbency and signatures of those of its Authorised Officers authorized to act with respect to this Agreement and each other Loan Document to which it is a party and as to the truth and completeness of the attached documents thereto (as set forth below):

(x)                   resolutions of the board of directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party, and

(y)                   its Organic Documents,

and upon which certificate the Lender may conclusively rely.

Section 5.1.2                          Opinions of Counsel.  The Lender shall have received (i) an opinion, dated the Closing Date and for the benefit of RCL, as security trustee for RCL (in its capacity as lender under the RCL Loan Agreement) and the Lender herein, from such legal counsel on matters of Maltese law as the Lender deems fit, and (ii) an opinion dated the Closing Date and addressed to the Lender, from such legal counsel on matters of British Virgin Islands law as the Lender deems fit.

Section 5.1.3                          Compliance with Warranties, No Default, etc.  Both before and after giving effect to the funding of the Loan, the following statements shall be true and correct:

(a)              the representations and warranties set forth in Article VI shall be true and correct with the same effect as if then made; and

(b)              no Default and no Prepayment Event shall have occurred and be continuing.

Section 5.1.4                          Borrowing and Instruction Notice.  The Lender shall have received the Borrowing and Instruction Notice.  The delivery of the Borrowing and Instruction Notice shall constitute a representation and warranty by the Borrower that on the date of the funding of the Loan (both immediately before and after giving effect to the Loan and the application of the proceeds thereof) the statements made in Section 5.1.3 are true and correct, together with an instruction by the Borrower to the Lender, acknowledged by Ctrip HK, to pay the proceeds of the Loan directly to Ctrip HK.

Section 5.1.5                          Guarantee.  The Lender shall have received the Guarantee duly executed by the Guarantor (in the form thereof most recently furnished to the Lender prior to the date hereof).

Section 5.1.6                          Existing Vessel Mortgage.  (i) The first priority Existing Vessel Mortgage and related Existing Vessel Assignment (each in the form thereof mostly recently furnished to the Lender prior to the date hereof) shall have been duly executed and/or delivered to the Lender and (ii) the Existing Vessel shall be subject to the Lien of the first priority Existing Vessel Mortgage duly recorded with the Malta International Ship Register with first-ranking priority and (iii) all notices in connection with the Existing Vessel Assignment have been issued and (if provided therein) acknowledged; and (iv) RCL, in its capacity as security trustee, shall have received loss payable endorsements and other documents in respect of the Existing Vessel Assingment in form and substance satisfactory to RCL, in its capacity as security trustee.

Section 5.1.7                          Coordination Deed, Letter of Termination and the RCL Loan Agreement.  The Lender shall have received a fully executed counterpart of the Coordination Deed, the Letter of Termination and the RCL Loan Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to continue to make the Loan hereunder, the Borrower represents and warrants to the Lender as set forth in this Article VI, as of the Closing Date.

SECTION 6.1                  Organization, etc.

The Borrower is an entity validly organized and existing under the laws of its jurisdiction of organization; the Borrower is duly qualified to do business in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform its Obligations thereunder.

SECTION 6.2                  Due Authorization, Non-Contravention, etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a)                                 contravene the Borrower’s Organic Documents;

(b)                                 contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)                                  contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)                                 contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)                                  except for the Liens created by the Security Documents, result in, or require the creation or imposition of, any Lien on any of the properties of the Borrower except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.3                  Government Approval, Regulation, etc.

No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party (except for the recording or registration of the Existing Vessel Mortgage and giving of notices pursuant to the Existing Vessel Assignment).  The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Closing Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4                  Compliance with Environmental Laws

The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5                  Validity, etc.

This Agreement constitutes, and each of the other Loan Documents will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower party thereto, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 6.6                  No Default or Prepayment Event

No Default or Prepayment Event has occurred and is continuing.

SECTION 6.7                  Litigation

There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower that (i) in the Borrower’s reasonable opinion, might reasonably be expected to materially adversely affect the business, operations or financial condition of the Guarantor, the Borrower and their respective Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8                  Vessels

The Existing Vessel is:

(a)                                 legally and beneficially owned by the Borrower;

(b)                                 registered in the name of the Borrower in the Maltese Ship Register and flagged in Malta;

(c)                                  classed as required by Section 7.1.4(b);

(d)                                 free of all Liens, other than Liens permitted by Section 7.2.3; and

(e)                                  insured against loss or damage in compliance with Section 7.1.5.

SECTION 6.9                  Obligations Rank Pari Passu

The Obligations of the Borrower rank at least pari passu to all other unsecured and unsubordinated Indebtedness of the Borrower, except for the priority afforded by the Security Documents.

SECTION 6.10           No Filing, etc. Required

No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement (except for filings, recordings, registrations or payments not required to be made on or prior to the Closing Date that have been made).

SECTION 6.11           No Immunity

The Borrower is subject to civil and commercial law with respect to its Obligations.  Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.12           Accuracy of Information

The financial and other information (other than financial projections or other forward looking information) furnished to the Lender in writing by or on behalf of the Borrower in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature.  All financial projections, if any, that have been furnished to the Lender in writing by or on behalf of the Borrower in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

SECTION 6.13           Security Interests; Perfection

(a)                                 Upon execution and delivery of the Existing Vessel Assignment, the provisions thereof relating to the assignment of Insurances (as defined therein) maintained over the Existing Vessel, will create in favor of the Mortgagee a valid, binding and enforceable, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, and upon notification to the underwriters, first priority security interest and Lien in all right, title and interest in the collateral therein described, and shall, upon execution by the parties thereto and notification of underwriters, to the extent required by the relevant insurances, constitute a fully perfected first priority security interest in favor of the Mortgagee in all right, title and interest in such collateral.

(b)                                 Upon execution, delivery and registration of the Existing Vessel Mortgage, the provisions of the Existing Vessel Mortgage will create in favor of the Mortgagee a valid, binding and enforceable first priority security interest and Lien in all right, title and interest in the collateral therein described, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Upon execution and delivery of the Existing Vessel Mortgage and upon registration of the Existing Vessel Mortgage with the Maltese Ships’ Registry, the Existing Vessel Mortgage (i) will constitute under the laws of Malta a legal, valid, enforceable and duly perfected first priority ship mortgage and Lien upon the Existing Vessel and upon all renewals, replacements and improvements made in or to the same, (ii) will be enforceable against the Borrower and all third parties under the applicable laws of Malta and (iii) will secure the due payment of all obligations of the Borrower under the Loan Documents. Except as set forth in the prior sentence, no other filing or recording or refiling or rerecording or other act is necessary or advisable to create or perfect such mortgage interests in the Existing Vessel under the Existing Vessel Mortgage.

SECTION 6.14           Solvency.

After giving effect to the making the Loan and the use of the proceeds thereof, the Borrower is not “insolvent” within the meaning given to such term in Section 101(32) of the United States Bankruptcy Code.  The application of the proceeds of the Loan shall constitute (a) the reduction by $80,000,000 in the intercompany receivable owing by the Borrower to the Guarantor and (b) the payment by the Guarantor of $80,000,000 of the outstanding principal amount of the loan under the Existing Loan Agreement.

ARTICLE VII
COVENANTS

SECTION 7.1                  Affirmative Covenants

The Borrower agrees with the Lender that, until all Obligations have been paid in full, the Borrower will perform its obligations set forth in this Section 7.1.

Section 7.1.1                          Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Lender the following financial statements, reports, notices and information:

(a)                   not later than 120 days after the end of each Fiscal Year of the Borrower, audited financial statements of the Borrower for such Fiscal Year prepared in accordance with United States generally accepted accounting principles;

(b)                   not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, unaudited financial statements of the Borrower for such Fiscal Quarter prepared in accordance with United States generally accepted accounting principles, subject to normal year-end audit adjustments and certified as to their correctness in all material respects by the chief financial officer of the Borrower;

(c)                    as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(d)                   as soon as the Borrower becomes aware thereof, notice of any event which, in its reasonable opinion, would be expected to materially adversely affect the business, operations, prospects or financial condition of the Borrower or the Borrower’s ability to perform under this Agreement;

(e)                    as soon as the Borrower becomes aware thereof, notice of any suspension or revocation of the Existing Vessel’s classification;

(f)                     immediately upon request by the Lender, such agreements, filings, reports, documentation and other information as may be reasonably available to the Borrower concerning any Liens (including Liens permitted pursuant to Section 7.2.3) on the Existing Vessel; and

(g)                    such other information as the Lender may from time to time reasonably request.

Section 7.1.2                          Approvals and Other Consents

The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents to which it is a party and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of any Vessel owned by the Borrower in compliance with all applicable laws.

Section 7.1.3                          Compliance with Laws, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders including, without limitation, all anti-corrupt practices laws and regulations applicable to the Borrower (including not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement or any of the other Loan Documents to which the Borrower is a party to the extent the same would be in contravention of such applicable laws), in each case except to the extent that the failure to so comply would not have a Material Adverse Effect.

Section 7.1.4                          Existing Vessels

The Borrower will:

(a)              with the exception of the charter to Celebrity Cruises Inc., cause the Existing Vessel to be chartered exclusively to or operated exclusively by the Borrower, the Guarantor or one of the Guarantor’s wholly owned Subsidiaries, provided that the Borrower may charter out the Existing Vessel on any time or consecutive voyage charger for a term which does not exceed three (3) months duration (it being understood that this provision is not intended to include chartered sales of cruise tickets); and

(b)              cause the Existing Vessel to be kept in such condition as will entitle her to classification by Lloyd’s Register as a “1-A1 Passenger Ship” or by any other classification society acceptable to Lender with a comparable classification acceptable to the Lender.

Section 7.1.5                          Insurance

The Borrower will comply with its insurance obligations in respect of the Existing Vessel as set out in the Existing Vessel Assignment.

Section 7.1.6                          Books and Records

The Borrower will, and will cause each of its Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

Section 7.1.7                          Security Interests; Perfection

As of the Closing Date, the Borrower has granted and maintains a first priority ship mortgage and Lien over the Existing Vessel in favour of the Mortgagee in the amount of $192 million and will (i) cause the Existing Vessel Mortgage to be duly registered with the Maltese Ship Register, (ii) comply with and satisfy all laws or regulations of any Applicable Jurisdiction which are deemed by the Mortgagee to be necessary to duly constitute the Existing Vessel Mortgage as a legal, valid, binding and enforceable first priority (as the case may be) ship mortgage and Lien over the Existing Vessel, (iii) on behalf of the Mortgagee, file and perform (and hereby authorize the Mortgagee each to so file and perform) any other filings, registrations and recordings as well as any amendments, continuation statements or other similar supplemental filings as may be deemed necessary by the Mortgagee to perfect and maintain the perfection of the lien over (w) the Existing Vessel granted pursuant to the Existing Vessel Mortgage and (x) the relevant assets and rights granted pursuant to the Existing Vessel Assignment.

Section 7.1.8                          Asset Maintenance

(a)                                 At least 15 days prior to each anniversary of the Closing Date and upon request of the Lender from time to time, the Borrower shall provide the Lender with a written statement of the book value of the Existing Vessel (certified by the chief financial officer of the Borrower) determined in accordance with United States generally accepted accounting principles.

(b)                                 If, at any time the Lender notifies the Borrower in writing that:

(i)                           the book value (determined as provided in Section 7.1.8(a)) of the Existing Vessel; plus

(ii)                        the market value of any additional security previously provided under this Section 7.1.8,

is less than 100% of the sum of the outstanding principal amount of the Loan and the outstanding principal amount of the RCL Debt (the “Asset Maintenance Ratio”), the Borrower shall, within fifteen (15) days after the date on which the Lender’s written notice is delivered either:

(1)                  provide additional security upon such terms as are acceptable to Lender in its reasonable discretion and which, in the opinion of the Lender, has a market value sufficient to enable compliance with the Asset Maintenance Ratio; or

(2)                   prepay such part of the Loan as will enable compliance with the Asset Maintenance Ratio.

SECTION 7.2                  Negative Covenants

The Borrower agrees with the Lender that, until all Obligations have been paid and performed in full, the Borrower will perform its obligations applicable to it set forth in this Section 7.2.

Section 7.2.1                          Business Activities

The Borrower will not engage in any business activity other than the ownership, operation and chartering of the Existing Vessel and other business activity reasonably related thereto.

Section 7.2.2                          Indebtedness

The Borrower will not, and will not permit any of its Subsidiaries, to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)              the RCL Debt; and

(b)              Indebtedness under this Agreement.

Without the written consent of the Lender, the Borrower shall not increase the outstanding amount of the RCL Debt in excess of $80 million.

Section 7.2.3                          Liens

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)              Liens on the Existing Vessel created by the Security Documents.

(b)              Liens securing Government-related Obligations of the Borrower;

(c)               Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(d)              Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings;

(e)               Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(f)                Liens for current crew’s wages and salvage;

(g)               Liens arising by operation of law as the result of the furnishing of necessaries for or the operation of the Existing Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(h)              Liens on Vessels that:

(i)                           secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)                        were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)                     were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (i), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings; and

(i)                            any Liens created with the prior written consent of the Lender.

Section 7.2.4                          Consolidation, Merger, etc.

The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person without the prior written consent of the Lender.

Section 7.2.5                          Asset Dispositions, etc.

The Borrower will not sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, the Existing Vessel.

Section 7.2.6                          Default

The Borrower shall not commit or do, or fail to commit or do, any act or thing which would constitute a default which remains uncured beyond any grace period under any of the terms or provisions of any agreement, document or instrument executed, or to be executed, by the Borrower or any Subsidiary, including, but not limited to, the RCL Loan Agreement, which default would have a Material Adverse Effect on the Borrower.

Section 7.2.7                          Amendments to RCL Loan Agreement

The Borrower will not amend, modify, supplement or waive any provision under the RCL Loan Agreement without amending, modifying or supplementing, as the case may be, this Agreement or obtaining a waiver hereunder, which shall be in the sole discretion of the Lender.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1                  Events of Default

Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

Section 8.1.1                          Non-Payment of Obligations

The Borrower shall default in the payment when due of any principal of or interest on the Loan or the RCL Debt.

Section 8.1.2                          Breach of Warranty

Any representation or warranty of the Borrower or the Guarantor made or deemed to be made hereunder (including any documents delivered pursuant to this Agreement), the Guarantee, or under any of the Security Documents is or shall be incorrect when made in any material respect.

Section 8.1.3                          Non-Performance of Certain Covenants and Obligations

The Borrower or the Guarantor shall default in the due performance and observance of any other agreement contained herein, the Guarantee or in any other Loan Document to which it is a party and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower or the Guarantor, as applicable, by the Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower or the Guarantor, as applicable, is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower or the Guarantor, as applicable).

Section 8.1.4                          Default on Other Indebtedness

Any of the following occurs:

(a)              the Borrower or the Guarantor shall fail to pay any Indebtedness, excluding Indebtedness hereunder, that is outstanding in a principal amount of $10,000,000 or more (or the equivalent in other currencies) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or

(b)              any other event shall occur or condition shall exist under the RCL Loan Agreement or any other agreement or instrument evidencing, securing or relating to any Indebtedness described in Section 8.1.4(a) (i.e., any Indebtedness excluding Indebtedness hereunder, that is outstanding in a principal amount of $10,000,000 or more) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity; or

(c)               any Indebtedness of the Borrower or the Guarantor described in Section 8.1.4(a) (i.e., any Indebtedness excluding Indebtedness hereunder, that is outstanding in a principal amount of $10,000,000 or more) shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof.

For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or the Guarantor, as applicable would be required to pay if such instrument were terminated at such time.

Section 8.1.5                          Bankruptcy, Insolvency, etc.

The Borrower or the Guarantor shall:

(a)              generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)              apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)               in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days, provided that each of the Borrower and the Guarantor hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 30-day period to preserve, protect and defend its respective rights under the Loan Documents;

(d)              permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or the Guarantor, and, if any such case or proceeding is not commenced by the Borrower of the Guarantor, such case or proceeding shall be consented to or acquiesced in by the Borrower or the Guarantor, as applicable, or shall result in the entry of an order for relief or shall remain for 30 days undismissed, provided that each of the Borrower and the Guarantor hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 30-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)               take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.2                  Action if Event of Default

If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by written notice to the Borrower, declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable, whereupon the full unpaid amount of such Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE IX
PREPAYMENT EVENTS

SECTION 9.1                  Prepayment Events

Each of the following events or occurrences described in this Section 9.1 shall constitute a “Prepayment Event”.

Section 9.1.1                          Change in Ownership

The Guarantor shall cease to directly or indirectly own (through one or more wholly owned Subsidiaries) 100% of the outstanding equity of the Borrower.

Section 9.1.2                          Unenforceability

Any Loan Document to which it is a party shall cease to be the legally valid, binding and enforceable obligation of the Borrower or Guarantor party thereto (in each case, other than with respect to provisions of any Loan Document that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower and/or Guarantor, as applicable, by the Lender.

Section 9.1.3                          Approvals

Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

Section 9.1.4                          Judgments

Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower by a court of competent jurisdiction and the Borrower shall have failed to satisfy such judgment and either:

(a)              enforcement proceedings in respect of any material assets of the Borrower shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or

(b)              there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Section 9.1.5                          Arrest

The Existing Vessel shall be arrested and the same shall continue unremedied for at least 20 days.

Section 9.1.6                          Total Loss

The Existing Vessel is or becomes a Total Loss and the period of one hundred and twenty days from such Total Loss has elapsed.  “Total Loss” for these purposes shall mean (a) the actual, constructive, compromised, agreed or arranged total loss of the Existing Vessel (b) any expropriation, confiscation, requisition or acquisition of the Existing Vessel whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire), or (c) any arrest, capture, seizure or detention of the Existing Vessel (including any hijacking or theft), unless, in the case of (b) or (c) above, the Existing Vessel is redelivered to the Borrower’s full control, possession and enjoyment before the date on which prepayment is required to be made under Section 9.2 hereof.  A Total Loss shall be deemed to have occurred (i) in the event of an actual loss of the Existing Vessel at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which the Existing Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of the Existing Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) or (c) of the immediately preceding sentence, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same.

Section 9.1.7                          Sale/Disposal of Vessel

The Existing Vessel is sold, transferred or otherwise disposed of by the Borrower without the Lender’s consent.

Section 9.1.8                          Perfection

For any reason, (a) the Lender shall cease to have a first priority ship mortgage and Lien over the Existing Vessel under the Existing Vessel Mortgage, (b) the Lender shall cease to have a perfected first priority security interest in, charge over, or assignment of any of the other collateral granted under any of the other Security Documents, or (c) any Security Document shall cease to be valid or enforceable in accordance with its terms or shall cease to give the secured party thereunder, the security interests, liens, rights, powers or privileges purported to be created thereby, in each case, other than as permitted by the terms of the applicable Security Document; provided, however, that if any of the events specified in clauses (a) through (c) of this Section 9.18 are capable of being remedied within 15 days of the occurrence thereof, a Prepayment Event shall only be deemed to occur if the event remains unremedied at the end of such 15 day period if the Borrower is actively seeking to remedy the same during such period.

SECTION 9.2                  Mandatory Prepayment

If any Prepayment Event shall occur and be continuing, the Lender may, by written notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations).

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1           Waivers, Amendments, etc.

The provisions of this Agreement and the Loan Documents may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by each party hereto or thereto, as applicable.  No failure or delay on the part of the Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower or the Guarantor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2           Notices

All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile or electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or email address set forth below its signature hereto or such other Loan Document or at such other address, facsimile number or email address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.

SECTION 10.3           Release of Security

Upon the release, sale, lease, transfer or other disposition of any item of security of the Borrower in accordance with the terms of the Loan Documents, the Lender will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of collateral from the security interests granted under the Security Documents in accordance with the terms of the Loan Documents.

SECTION 10.4           Payment of Costs and Expenses

Each party agrees to pay its own expenses in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document.  Except as otherwise provided by Section 10.10.2, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses in an aggregate amount exceeding $250,000 (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations or the rights of the Lender under or in connection with the Loan Documents.

SECTION 10.5           Indemnification

In consideration of the execution and delivery of this Agreement and the other Loan Documents by the Lender, the Borrower hereby indemnifies and holds harmless the Lender and its Affiliates and their respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or wilful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Guarantor, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto.  Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 10.5, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent, (c) shall cooperate fully in the Borrower’s defence of any such action, suit or other claim (provided, that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower’s request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed).  Notwithstanding the Borrower’s election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense.  The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s negligence or wilful misconduct.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Without prejudice to the generality of the foregoing, this Section 10.5 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

SECTION 10.6           Survival

The obligations of the Borrower under Sections 4.1, 10.4 and 10.5 shall in each case survive any termination of this Agreement and the other Loan Documents and the payment in full of all Obligations.  The representations and warranties made by the Borrower in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 10.7           Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.8           Headings

The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

SECTION 10.9           Execution in Counterparts

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 10.10    Governing Law

This Agreement shall in all respects be governed by and interpreted in accordance with English Law.

SECTION 10.11    Arbitration

Any dispute arising in connection with this Agreement (including, but not limited to, any dispute concerning the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled and resolved by binding arbitration in Singapore in accordance with the Rules of Arbitration of the International Chamber of Commerce for the time being in force, which rules are deemed to be incorporated by reference into this Section. The tribunal shall consist of three arbitrators to be appointed in accordance with the aforesaid Rule. The arbitration proceedings shall be conducted in English and shall take place in Singapore.  Any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties.  To the extent permitted by law, the Parties irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority. Arbitration expenses shall be paid by the losing party or as fixed by the arbitral tribunal. If a party needs to enforce an arbitral award by legal action of any kind, the party against which such legal action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation incurred by the party seeking to enforce the award. Judgment upon any award rendered may be entered in any court having jurisdiction.

SECTION 10.12    Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)                                 the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Lender; and

(b)                                 the Borrower hereby acknowledges and agrees that Lender may, in whole or in part, sell, assign transfer or otherwise dispose of any of its rights under this Agreement and/or the other Loan Documents including without limitation the Lender’s rights, titles, interests, remedies, powers and/or duties, without the consent of the Borrower (i) to an Affiliate of Ctrip.com International Ltd., and (ii) to RCL to the extent required by Section 3.4 of the Coordination Deed.

If the Lender assigns or transfers any of its rights or obligations under this Agreement and/or the other Loan Documents under section 10.12(b) and as a result of circumstances existing at the date the assignment or transfer occurs, the Borrower would be obliged to make a payment to the transferee Lender under Section 4.1 then the transferee Lender shall only be entitled to receive payment under those provisions to the same extent as the original Lender would have been entitled to receive if the assignment or transfer had not occurred.

SECTION 10.13    Remedies Cumulative

The remedies provided in each of the Loan Documents are cumulative and are not exclusive and may be enforced severally with any remedy provided in the Loan Documents or any remedy provided by law.  All Loan Documents may be enforced severally from one another.

SECTION 10.14    Mortgages and Assignments

For the avoidance of doubt, the provisions of this Agreement are not intended to limit or restrict in any way the provisions of the Existing Vessel Mortgage or the Existing Vessel Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EXQUISITE MARINE LTD., as Borrower

By:	/s/ Min Fan
Name:	Min Fan
Title:	Director
Address:

CTRIP INVESTMENT HOLDING LTD., as Lender

By:	/s/ Min Fan
Name:	Min Fan
Title:	Director
Address:
Facsimile No.:
Attention:
With a copy to:

By:	/s/ Jane Jie Sun
Name:	Jane Jie Sun
Title:	Director
Address:
Facsimile No.:
Attention:
With a copy to:

Appendix A
form of Borrowing and Instruction Notice

Ctrip Investment Holding Ltd.
c/o Floor 4, Willow House, Cricket Square, PO Box 2804,
Grand Cayman KY1-1112, Cayman Islands

Attention:                                         Jade Wu

[•]

Secured Credit Agreement — NOTICE OF DRAWDOWN

Gentlemen and Ladies:

This Borrowing and Instruction Notice is delivered to you pursuant to Section 2.2(a) of that certain Secured Credit Agreement, dated as of December 29, 2014 (together with all amendments, if any, from time to time made thereto, the “Agreement”), by and between EXQUISITE MARINE LTD. (the “Borrower”) and CTRIP INVESTMENT HOLDING LTD (the “Lender”).  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

The Borrower hereby requests that a Loan be made in the aggregate principal amount of $80,000,000 on [INSERT DATE] (the “Advance”).  The Borrower hereby instructs that the proceeds of the Loan shall be paid to the following account, as contemplated by Section 4.3 of the Loan Agreement.

[account details ]

The Borrower hereby acknowledges that, pursuant to Section 5.1.4 of the Agreement, the delivery of this Borrowing and Instruction Notice constitutes a representation and warranty by the Borrower that, on the date of the Loan (before and after giving effect thereto and to the application of the proceeds therefrom), the statements set forth in Section 5.1.3 of the Agreement are true and correct.

The Borrower has caused this Borrowing and Instruction Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this         day of                               , 2014.

EXQUISITE MARINE LTD.

By:
Name:
Title:

ACKNOWLEDGED BY:

CTRIP.COM (HONG KONG) LIMITED

By:
Name:
Title:

31